Exhibit 5.2

Hogan Lovells Luxembourg LLP 10A, rue des Mérovingiens L-8070 Bertrange Grand Duchy of Luxembourg T +352 26 97 76 000 www.hoganlovells.com

28 February 2014

NII International Telecom S.C.A. 65, Boulevard Grande-Duchesse Charlotte L-1331 Luxembourg	Jean-Michel Schmit Partner jean-michel.schmit@hoganlovells.com D +352 26 97 76 101 Our ref NII

Dear Sirs,

1.	We have acted as Luxembourg legal advisers to NII International Telecom S.C.A., a partnership limited by shares (société en commandite par actions) incorporated under the laws of Luxembourg, having its registered office at 65, Boulevard Grande-Duchesse Charlotte, L-1331 Luxembourg, and registered with the Luxembourg Register of Commerce and Companies (the “Companies Register”) under number B 149.237 (the “Company”) in connection with the offer to exchange (i) $900,000,000 aggregate principal amount of 11.375% Senior Notes due 2019 (the “11.375% New Notes”) for a like principal amount of Company’s issued and outstanding 11.375% Senior Notes due 2019, issued on February 19, 2013 and April 15, 2013 (the “11.375% Old Notes”), and (ii) $700,000,000 aggregate principal amount of 7.875% Senior Notes due 2019 (the “7.875% New Notes”, and together with the 11.375% New Notes, the “New Notes”) for a like principal amount of Company’s issued and outstanding 7.875% Senior Notes due 2019, issued on May 23, 2013 (the “7.875% Old Notes,” and together with the 11.375% Old Notes, the “Old Notes”) (the “Exchange Offer”) and the preparation and filing of a Registration Statement on Form S-4 (the “Registration Statement”) with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), relating to the Exchange Offer and the registration under the U.S.Securities Act of the New Notes. We have been asked by the Company to give this opinion. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5) under the U.S. Securities Act, in connection with the Registration Statement.

DOCUMENTS EXAMINED

2.	For the purpose of giving this opinion, we have examined:

(a)	the following opinion documents (the “Opinion Documents”):

(i)	an electronic copy of the Registration Statement dated 28 February 2014 executed by the Company, as issuer, and NII Holdings, Inc., as guarantor, relating to the Exchange Offer;

Hogan Lovells International LLP is a limited liability partnership registered in England and Wales with registered number OC323639 and is authorised and regulated by the Solicitors Regulation Authority of England and Wales. Registered office and principal place of business: Atlantic House, Holborn Viaduct, London EC1A 2FG.

“Hogan Lovells” is an international legal practice that includes Hogan Lovells International LLP and Hogan Lovells US LLP, with offices in: Alicante Amsterdam Baltimore Beijing Berlin Brussels Caracas Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston London Los Angeles Luxembourg Madrid Miami Milan Moscow Munich New York Northern Virginia Paris Philadelphia Prague Rio de Janeiro Rome San Francisco Shanghai Silicon Valley Singapore Tokyo Ulaanbaatar Warsaw Washington DC Associated Offices: Budapest Jakarta Jeddah Riyadh Zagreb.

The word “partner” is used to describe a partner or member of Hogan Lovells International LLP, Hogan Lovells US LLP or any of their affiliated entities or any employee or consultant with equivalent standing. Certain individuals, who are designated as partners, but who are not members of Hogan Lovells International LLP, do not hold qualifications equivalent to members. For more information about Hogan Lovells, the partners and their qualifications, see www.hoganlovells.com.

NII International Telecom S.C.A.	28 February 2014

(ii)	an electronic copy of the executed indenture dated 19 February 2013 entered into between the Company, as issuer, NII Holdings, Inc., as initial guarantor, and Wilmington Trust, National Association, as trustee (the “Trustee”), relating to the 11.375% Old Notes and the 11.375% New Notes (the “Indenture 1”);

(iii)	an electronic copy of the executed first supplemental indenture dated 15 April 2013 entered into between the Company, as issuer, NII Holdings, Inc., as guarantor, and the Trustee, relating to the 11.375% Old Notes and the 11.375% New Notes (the “Supplemental Indenture”);

(iv)	an electronic copy of the executed indenture dated 23 May 2013 entered into between the Company as issuer, NII Holdings, Inc. as initial guarantor, and the Trustee, relating to the 7.875% Old Notes and the 7.875% New Notes (the “Indenture 2”, together with the Indenture 1 and the Supplemental Indenture, the “Indentures”);

the Indentures are expressed to be governed by the laws of the State of New York, United States of America;

(b)	and the following corporate documents (the “Corporate Documents”):

(i)	an electronic copy of the consolidated articles of association of the Company dated 12 February 2013 (the “Articles”);

(ii)	an electronic copy of the minutes of a meeting of the Company’s board of managers held on 1 February 2013 (the “Resolutions 1”);

(iii)	an electronic copy of the minutes of a meeting of the Company’s board of managers held on 12 February 2013 (the “Resolutions 2”)

(iv)	an electronic copy of the minutes of a meeting of the Company’s board of managers held on 9 April 2013 (the “Resolutions 3”);

(v)	an electronic copy of the minutes of a meeting of the Company’s board of managers held on 16 May 2013 (the “Resolutions 4”, together with the Resolutions 1, the Resolutions 2 and the Resolutions 3, the “Resolutions”);

(vi)	an electronic copy of a certificate dated 28 February 2014 issued by the Companies’ Register certifying that as at 28 February 2014 no judicial decision has been registered in the Companies’ Register as per articles 13, items 2 to 11, item 13 and item 14 of the law of 19 December 2002, as amended, regarding the Companies’ Register, as well as the accounting and the annual accounts of companies, according to which any of the judicial procedures referred to in said articles (including bankruptcy (faillite), controlled management (gestion controlée), composition with creditors (concordat préventif de faillite) and reprieve from payment (surcis de paiement) would be applicable to the Company (the “Non-bankruptcy Certificate”);

(vii)	an electronic copy of an excerpt from the Companies’ Register dated 28 February 2014 pertaining to the Company (the “Excerpt”).

3.	In giving this opinion, we have relied, without further enquiry, on the Corporate Documents. We have not examined any other documents or records nor made any enquiries or searches. We have not been involved in drafting, structuring or negotiating any of the Opinion Documents.

LUXLIB01/KOCHALE1/76129.9	Hogan Lovells

NII International Telecom S.C.A.	28 February 2014

SCOPE OF OPINION

4.	This opinion is given only with respect to Luxembourg law in force at the date of this letter. No opinion is expressed or implied as to the laws of any other territory, or as to matters of fact.

This opinion and all non-contractual obligations arising out of or in connection with this opinion shall be governed and construed by Luxembourg law and Luxembourg courts shall have the exclusive jurisdiction thereon. We do not undertake to reissue, update or amend this opinion letter in connection with, or to notify or inform you of, any developments and/or changes under Luxembourg law subsequent to the date hereof.

In this opinion Luxembourg legal concepts are expressed in English terms and not in their French or German terms and these concepts may not be identical to the concept described by the same English terms as they exist under the laws of foreign jurisdictions. In the event of a conflict or inconsistency between legal terms or concepts, it shall be deemed to refer exclusively to Luxembourg legal terms or concepts and we accept no liability for such conflict or inconsistency.

Unless otherwise specifically stated herein, we do not express any opinion on (i) public international law or on the rules promulgated under or by any treaty or treaty organisation, except insofar as such rules are directly applicable in Luxembourg, (ii) any registration duties required in connection with the entry into the Opinion Documents, (iii) tax matters or (iv) regulatory law.

CONSENT TO FILE OPINION WITH REGISTRATION STATEMENT

5.	We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

ASSUMPTIONS

6.	This opinion is subject to the following assumptions:

(a)	The place of central administration (siège de l’administration centrale), the place of effective management (siège de direction effective) and (for the purposes of the Council Regulation (EC) N° 1346/2000 of 29 May 2000 on insolvency proceedings, the “Insolvency Regulation”) the centre of main interest (centre des intérêts principaux) of the Company are located at the place of its registered office (siège statutaire) in Luxembourg and the Company does not have any establishment (within the meaning of the Insolvency Regulation) outside Luxembourg.

(b)	All original documents relied on for the purpose of this opinion or referred to therein are authentic and complete and all signatures and seals thereon are genuine.

(c)	All documents provided to us as photocopies or facsimile transmitted copies or other copies (including those transmitted to us electronically or obtained from a website) conform to the originals and the above assumption regarding originals and signatures and seals thereon apply thereto.

LUXLIB01/KOCHALE1/76129.9	Hogan Lovells

NII International Telecom S.C.A.	28 February 2014

(d)	The Resolutions were passed at a properly convened, constituted and conducted meeting of the board of managers of the manager of the Company at which all constitutional, statutory and other formalities were observed; such resolutions have not been amended revoked, declared null and void or rescinded and are in full force and effect; the minutes of the relevant meeting are a true and complete record of the proceedings and the resolutions taken at the meeting.

(e)	Neither the manager of the Company nor any of the managers of the manager of the Company had a conflict of interest with the matters covered by the Resolutions and none of them has had a conflict of interest with respect thereto since.

(f)	The Corporate Documents or the information therein are complete, accurate and up-to-date as at the date hereof and have been complete, accurate and up-to-date when the Resolutions have been passed.

(g)	Each party to the Opinion Documents (other than the Company) has full corporate capacity, power, authority and legal right to enter into and perform its obligations under the Opinion Documents; each Opinion Document will have been duly authorised, executed and delivered by such party in each case under all applicable laws and will have become unconditional at execution of the relevant Opinion Documents by such party.

(h)	The Opinion Documents were, when signed or otherwise executed by the Company, in their complete and final form and accurately record all terms agreed between the parties and none of the Opinion Documents has been terminated or varied and no obligation under them has been waived.

(i)	The Opinion Documents contain all relevant information which is material for the purposes of our opinion and there is no other arrangement (oral or written) between the parties or any other matter, event or information which affects the conclusions stated in this opinion.

(j)	The Opinion Documents (where executed on behalf of the Company) have in fact been duly signed by of the person(s) whose name is indicated on said documents as signatory.

(k)	The entering into and the issue by the Company of the Opinion Documents falls within the Company’s object, is in the Company’s corporate interest and has been decided and performed for bona fide commercial reasons and without any fraudulent intent or misappropriation of corporate assets (abus de biens sociaux) as defined at Article 171-1 of the Luxembourg Act of 10 August 1915 on commercial companies, as amended from time to time (the “Companies Act”).

(l)	No provision of law (other than Luxembourg law) adversely affects or has any negative impact on the opinions we express in this opinion letter.

(m)	The incorporation of the Company is not affected by any defect, notably without limitation, pursuant to article 12 ter (4) of the Luxembourg law of 10 August 1915, on commercial companies, as amended.

(n)	The Company has not resolved to enter into, and does not meet or threaten to meet the criteria for, any bankruptcy (faillite), liquidation (liquidation), general settlement or composition with creditors (concordat préventif de faillite), controlled management (gestion contrôlée) or moratorium or reprieve from payment (sursis de paiement) and has not been adjudicated bankrupt or been made subject to any other insolvency proceedings under any applicable law (other than Luxembourg law, but only to the extent opined on in this opinion letter) or otherwise been limited in its rights to dispose of its assets.

LUXLIB01/KOCHALE1/76129.9	Hogan Lovells

NII International Telecom S.C.A.	28 February 2014

(o)	The individuals who executed the Opinion Documents had the legal capacity (capacité légale) to do so.

(p)	All authorizations, licenses, approvals and consents required under the laws or regulations of any jurisdiction (other than Luxembourg), which may be required in connection with the execution and performance of the Opinion Documents have been or will be obtained.

(q)	Each party to the Opinion Documents (other than the Company) is duly incorporated, organised, wholly existing and in good standing.

(r)	The Opinion Documents and their effect on the Company are not affected by force, fraud, misrepresentation, unforeseen circumstances, undue influence, duress or error and no Opinion Document has been entered into by any party in connection with money laundering or any other unlawful activity.

OPINION

7.	Based on the foregoing and subject to the following qualifications set out below and to any matters not disclosed to us, we are of the opinion that:

(a)	Due execution

Following (i) the effectiveness of the Registration Statement, (ii) the due execution, issuance and delivery of the New Notes by the Company against the surrender and cancellation of like principal amount of the Old Notes in the manner described in the Registration Statement, and (iii) the due authentication of the New Notes by the Trustee pursuant to the terms of the Indentures, the New Notes will constitute valid and binding obligations of the Company under Luxembourg law.

(b)	Fair summary

The information in the Registration Statement under the heading “Certain tax Considerations, Material Luxembourg Tax Considerations”, in so far as such information purport to summarize as of the date of the Registration Statement certain Luxembourg tax laws and published regulations referred therein, constitute fair summaries of such tax laws and regulations as of the date hereof.

QUALIFICATIONS

8.	This opinion is subject to the following qualifications:

(a)	As Luxembourg lawyers we are not qualified or able to assess the true meaning and purport of the terms of the Opinion Documents and the obligations of the parties to the Opinion Documents under applicable law other than Luxembourg law, and we have made no investigation of such meaning and purport. Our review of the Opinion Documents and of any other documents subject or expressed to be subject to any law other than Luxembourg law has therefore been limited to the terms of such documents as they appear to us on their face.

(b)	Save the opinion under section 7 (b), we do not express any opinion on tax matters.

(c)	The rights and obligations of the Company under the Opinion Documents may be affected or limited by bankruptcy (faillite), insolvency, liquidation (liquidation), or suspension of payments (sursis de paiement), controlled management (gestion contrôlée), general settlement or composition with creditors (concordat préventif de faillite), fraudulent conveyance (actio pauliana), reorganisation or similar Luxembourg or foreign laws affecting the enforcement of creditors’ rights generally.

(d)	Each power of attorney and mandate, as well as any agency provisions granted and all appointments made by the Company, will terminate by law and without notice upon the Company’s bankruptcy (faillite), and become ineffective upon the entering of the Company into controlled management (gestion contrôlée) and suspension of payment (sursis de paiement).

LUXLIB01/KOCHALE1/76129.9	Hogan Lovells

NII International Telecom S.C.A.	28 February 2014

(e)	The information contained in the Corporate Documents does not constitute conclusive evidence of the facts reflected therein. The Corporate Documents of or with respect to the Company (including notably the notice of a bankruptcy or a dissolution resolution, notice of appointment of a liquidator, insolvency receiver or similar officer) may not be held immediately at the Companies’ Register and there may be a delay in the relevant document to appear on the file of the Company with the Companies’ Register.

(f)	According to the provisions of article 9 §4 of the Law, documents and extracts of documents, such as articles of incorporation of a company will only be valid vis-à-vis third parties from the day of their publication in the Mémorial C, Recueil des Sociétés et Associations unless the concerned party proves that the relevant third parties had prior knowledge of such documents. Third parties may however rely upon documents or extracts thereof, such as the Articles which have not yet been published. Nevertheless, for the fifteen days following the publication, such documents would not be enforceable against third parties who prove that it was impossible for them to have knowledge thereof.

(g)	We express no opinion as to the correctness of any warranty or representation given by the Company (expressly or impliedly) under or by virtue of the Opinion Documents.

(h)	We have not conducted any due diligence of any nature with regard to any party to the Opinion Documents (including the Company) nor have we considered the particular circumstances of any such party or of any assignee, transferee or successor of that party or the effect of such particular circumstances on the Opinion Documents.

(i)	We have not verified whether or not the Company has complied with all requirements of Luxembourg law applicable to any business licence requirements or its domiciliation (in particular the law of 31 May 1999 on the domiciliation of companies as amended).

(j)	We express no opinion on any economic or financial information contained in the Registration Statement.

(k)	The expression “enforceable”, “enforceability” or “effective” (or any similar term or combination of these terms) means that the obligations of the Company created by the Opinion Documents are of a type which Luxembourg courts enforce. It does not mean that they will be enforced in all circumstances in accordance with their terms.

(l)	Our opinion as regards the binding effect and validity of the Opinion Documents is subject to the limitations resulting from bankruptcy (faillite), insolvency, liquidation (liquidation), reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), general settlement or composition with creditors (concordat préventif de faillite), fraudulent conveyance (actio pauliana), reorganisation or similar Luxembourg or foreign laws and other laws of general application affecting creditors’ rights.

(m)	Our opinion as regards the binding effect and validity of the Opinion Documents is subject to the nature of the remedies available before a Luxembourg court. Specific performance is not usually ordered by a Luxembourg court and an injunction not usually granted where damages would be an adequate remedy.

(n)	Our opinion as regards the binding effect and validity of the Opinion Documents is subject to the acceptance by a Luxembourg court of internal jurisdiction.

LUXLIB01/KOCHALE1/76129.9	Hogan Lovells

NII International Telecom S.C.A.	28 February 2014

(o)	The enforcement of the Opinion Documents in Luxembourg will be subject to the rules of civil and commercial procedure as construed and applied by the courts of Luxembourg.

(p)	Where any obligation is to be performed in a jurisdiction outside Luxembourg or by a person subject to the laws of that other jurisdiction, the obligation may not be enforceable under Luxembourg law to the extent that its performance would be illegal or contrary to public policy under the laws of that other jurisdiction.

(q)	Where a person is vested with a discretion, or may determine any matter in his opinion, Luxembourg law may require that the discretion be exercised reasonably and in a manner which does not frustrate the reasonable expectations of the parties. In addition, a provision that any certificate or determination will be conclusive will not be effective if it is fraudulent or made on an unreasonable basis.

(r)	The effectiveness of contract terms seeking to exclude or restrict liability for negligence or breach of duty is limited by Luxembourg law.

(s)	A Luxembourg court may refuse to give effect to a provision dealing with the cost of litigation brought before a Luxembourg court where the litigation is unsuccessful or the court itself has made an order for costs.

(t)	Provisions as to severability in the Opinion Documents may not be binding and the question of whether or not any invalid provision may be severed from other provisions in order to save such other provisions would be determined by a Luxembourg court at its discretion.

(u)	A term of a written agreement may be varied by oral agreement of the parties, notwithstanding that such written agreement requires variations to be made only in writing.

(v)	Luxembourg courts may grant payment terms to debtors in exceptional circumstances and, more generally, grace periods for the performance of its obligations may be granted by the courts to a debtor who has acted in good faith.

(w)	The rights and obligations of the parties under the Opinion Documents may be limited by general principles of criminal law, including but not limited to criminal freezing orders.

(x)	As a general rule, powers of attorney or mandates (mandats) may be terminated at will (ad nutum) at any time notwithstanding that they are expressed to be irrevocable. In order to be valid and binding on the principal, such proxies, mandates and powers of attorneys must have a limited purpose and not be drafted in a general way and in broad terms.

(y)	A certificate of any party as to any matter provided therein might be held by a Luxembourg court not to be conclusive, final and binding if, for example, it could be shown to have an unreasonable or arbitrary basis or in the event of manifest error.

(z)	We do not opine on any clause of the Opinion Documents incorporating by reference certain provisions of any documents which we have not reviewed and on which we have not been requested to opine.

LUXLIB01/KOCHALE1/76129.9	Hogan Lovells

NII International Telecom S.C.A.	28 February 2014

(aa)	Under Luxembourg law, the legal concepts of “trust” and “trustee” and related legal concepts do not exist. However, foreign trusts may be recognised in Luxembourg under the Act of 27 July 2003 on the trusts and fiduciary contracts, as amended (implementing the Hague Convention of 1 July 1985 regarding the law applicable to the trust and its recognition).

Yours faithfully

HOGAN LOVELLS (LUXEMBOURG) LLP

Represented by

/s/ Jean-Michel Schmit
Jean-Michel Schmit
Partner

/s/ Gérand Neiens
Gérand Neiens
Partner

LUXLIB01/KOCHALE1/76129.9	Hogan Lovells
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